Exhibit 99

Borden Chemical Reports Third Quarter Results

FOR IMMEDIATE RELEASE

COLUMBUS, Ohio – (November 8, 2004) – Borden Chemical today reported growth in volumes, sales and earnings before interest, taxes, depreciation and amortization, as well as a net loss due to certain non-recurring events, during its third quarter ended September 30, 2004. The period was highlighted by:

•	volume growth for the quarter of 8.7 percent compared to the previous year period;

•	earnings before interest, taxes, depreciation and amortization (Segment EBITDA) totaling $38.4 million for the quarter versus $37.6 million for the third quarter 2003;

•	Adjusted EBITDA of $44.1 million versus $43.9 million for the third quarter 2003;

•	completion of the sale of the company to investment firm Apollo Management, L.P.

Sales for the quarter totaled $432.9 million versus $358.3 million for the same period last year, with the 21 percent increase resulting primarily from higher selling prices and increased volumes. The sales volume increase for the period reflects continued strength in domestic and international wood and industrial markets.

Earnings before interest, taxes, depreciation and amortization (Segment EBITDA) totaled $38.4 million for the quarter versus $37.6 million for the third quarter 2003. Higher volumes and selling prices offset rapidly increasing raw material trends during the period. (Segment EBITDA is considered by management to be a key measure of operating performance. Additional detail regarding this metric and a reconciliation of Segment EBITDA to generally accepted accounting principles, or GAAP, is included as part of this press release.)

Adjusted EBITDA for the quarter was $44.1 million versus $43.9 million for the third quarter 2003. Adjusted EBITDA is used to determine compliance with many of the covenants contained in the indentures governing the company’s Notes and its Amended and Restated Credit Facility. Adjusted EBITDA is therefore a key metric for investors in the company’s debt. (Additional detail regarding this metric and a reconciliation of Adjusted EBITDA to generally accepted accounting principles, or GAAP, is included as part of this press release.)

The company incurred an operating loss for the quarter of $2.4 million versus operating income of $34.4 million for the previous year period, with the decline driven largely by the absence of $14 million in gains related to asset sales recognized in the third quarter 2003 and certain non-recurring expenses incurred in relation to the sale of the company.

The company recorded a net loss for the period of $61.8 million, or 42 cents per share, for the third quarter period compared with net income of $11.1 million, or six cents per share for the third quarter 2003. The loss was driven largely by $59 million of non-recurring transaction-related costs and other unusual costs, and higher interest expense related to the debt issued in connection with the transaction.

“Our operating results for the third quarter, excluding one time transaction-related expenses, reflect the continued positive performance for our company in the face of adverse raw material pricing trends, as we continue to drive volume growth, pricing and productivity initiatives across all of our businesses,” said Craig O. Morrison, president and chief executive officer.

“We are pleased to have completed the sale to Apollo Management and the related financing during the quarter, while delivering solid business results. We remain focused on improving business performance.”

Apollo Transaction

On August 12, Apollo Management, L.P., a private investment firm, successfully completed its acquisition of Borden Chemical. In conjunction with the transaction, Borden Chemical closed on its private placement of $475 million in second priority senior secured notes, which was used to help fund the transaction. The private placement was comprised of $150 million in second-priority senior secured floating rate notes due 2010 and $325 million in second-priority senior secured notes due 2014. In addition, the company has closed on a $175 million Amended and Restated Credit Facility.

Subsequent Events

On October 7, Borden Chemical announced the signing of a definitive agreement to acquire Bakelite AG from its parent company, Rütgers AG for between $215 million to $245 million, subject to certain adjustments at closing. Based in Iserlohn-Letmathe, Germany, Bakelite AG is a

leading source of phenolic and epoxy thermosetting resins and molding compounds with 13 manufacturing facilities in Europe and Asia and 2003 sales of approximately $610 million. Borden Chemical will use a combination of debt and cash to finance the transaction. The company anticipates closing the acquisition in early 2005.

BUSINESS SEGMENT RESULTS

North American Forest Products

North American Forest Products net sales increased $42 million, or 22 percent, to $234.2 million in the third quarter compared with the same period in 2003, while Segment EBITDA increased $2.7 million, or 10 percent. The sales increase resulted from improved volumes reflecting continued strength in the housing and furniture markets and strong board pricing. The sales increase also resulted from Borden Chemical’s ability to pass through raw material price increases, and favorable product mix. The Segment EBITDA improvement primarily reflects improved product contribution margins despite record high costs for key raw materials, as well as reduced operating costs.

North American Performance Resins

North American Performance Resins net sales increased $19.3 million, or 22 percent, to $106.9 million during the period from the previous year period, primarily due to improved volumes and increased selling prices. Volume improvements in the foundry resins, oilfield, electronics and industrial resin businesses were partially offset by volume declines in the laminate and melamine derivatives segments. Segment EBITDA increased $1 million, or 9 percent, versus the comparable period last year driven by sales and volume improvements.

International Operations

International net sales increased $13.3 million, or 17 percent, to $91.7 million in the third quarter compared to the same period in 2003. Improved volumes and foreign currency translation were the significant factors in the sales increase. Volume improvements in Latin American and Europe were augmented by $1.6 million in additional sales from Fentak, Pty., acquired in late 2003. Segment EBITDA decreased $1.3 million, or 17 percent, reflecting reduced margins due to pricing pressures as well as costs of $1.7 million associated with a mechanical failure at a Brazilian formaldehyde plant. The company believes the majority of the impact of the mechanical failure is covered by insurance.

Results Through Nine Months

Through the first nine months of the year, Borden Chemical generated sales of $1.23 billion compared with sales of $1.08 billion for the same period in 2003. Operating income through nine months was $47.9 million versus $61.6 million in 2003. Segment EBITDA through nine months was $114.3 million, versus $92.3 million for third quarter 2003. Year-over-year sales volumes are up 6.7 percent. The company has recorded a net loss of $188.9 million for the nine month period, including a non-cash charge of $137.1 million recorded in the second quarter related to the company’s ability to utilize net deferred tax assets on a go-forward basis, and $69 million in one-time and transaction-related expenses. For the same period in 2003, Borden Chemical earned net income of $27.8 million.

Adjusted EBITDA through nine months was $128 million, versus $120.1 million for the same period in 2003.

Segment EBITDA and Adjusted EBITDA to GAAP Reconciliation

Borden Chemical uses Segment EBITDA as the primary measure of its performance because management believes it provides a more complete understanding of the company’s financial condition and operating results. Management uses Segment EBITDA to calculate various financial ratios and to measure company performance, and believes some debt and equity investors also utilize this metric for similar purposes. Segment EBITDA is intended to show unleveraged, pre-tax operating results. This is the profitability measure the company uses to set management and executive compensation. Segment EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and Borden Chemical’s calculation and use of this measure may differ from other companies. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity and should not be considered an alternative to net income under GAAP for purposes of evaluating our results of operations, prepared in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and the company’s senior credit facility. Borden Chemical believes that the inclusion of supplemental adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

Reconciliation of Segment EBITDA and Adjusted EBITDA to Net (Loss) Income

(in thousands)

	Three Months ended September 30,
	2004	2003
Net (loss) income	$(61,823)	$11,053
Depreciation and amortization	12,504	11,770
Adjustments to Segment EBITDA(a)	28,279	(8,576)
Interest expense (including affiliated)	18,906	11,408
Acquisition & related costs	33,501	—
Other non-operating expense (income)	1,814	(513)
Income tax expense	5,232	12,475

Segment EBITDA	38,413	37,617
Management fees (b)	170	837
Brazil reactor impact (b)	1,700	—
Full year impact of acquisitions (b)	125	975
Cost savings (b)	1,725	2,425
Benefit plan subsidy amendment (b)	375	375
Purchasing power savings (b)	1,625	1,625

Adjusted EBITDA	$44,133	$43,854

Reconciliation of Segment EBITDA and Adjusted EBITDA to Net (Loss) Income

(in thousands)

	Nine Months ended September 30,
	2004	2003
Net (loss) income	$(188,923)	$27,798
Depreciation and amortization	36,533	34,676
Adjustments to Segment EBITDA(a)	29,827	(3,962)
Interest expense (including affiliated)	42,701	34,570
Acquisition & related costs	40,737	—
Other non-operating expense	2,385	489
Income tax expense (benefit)	151,029	(1,271)

Segment EBITDA	114,289	92,300
Management fees (b)	1,510	2,511
Brazil reactor impact (b)	1,700	—
Full year impact of acquisitions (b)	495	2,925
Cost savings (b)	3,975	10,175
Benefit plan subsidy amendment (b)	1,125	7,281
Purchasing power savings (b)	4,875	4,875
Adjusted EBITDA	$127,969	$120,067

(a)	Includes costs and income associated with business realignment activities, dispositions and legacy businesses. In addition 2004 third quarter and YTD amounts include acquisition-related management compensation costs of $14.7 million.

(b)	To arrive at Adjusted EBITDA we are required to make adjustments to net income for management fees paid to our Sponsors, unusual operating impacts and certain pro forma adjustments. These pro forma adjustments include the full year impact of completed acquisitions and approved amendments to our post retirement plan and cost savings and purchasing savings we expect to achieve.

Third Quarter Results Conference Call Webcast

Borden Chemical will host a conference call and webcast today (Monday, Nov. 8) at 1 p.m. ET to discuss its third quarter results. Members of the public can access the call at http://www.bordenchem.com/aboutUs/WebCast.asp. A replay of the call will be available on the company website beginning at 5 pm that day for a period of 30 days.

About Borden Chemical

Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. The company is owned by the investment firm Apollo Management, L.P. and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

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Forward-Looking Statements

Statements contained in this press release may include forward-looking information about the Company’s financial results and business prospects and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, industry and economic conditions, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. The company assumes no obligation to update any forward-looking information contained in this document should circumstances change, except as otherwise required by securities and other applicable laws.

Contact:

Peter F. Loscocco

Director, Public Affairs

614 225 4127

loscoccopf@bordenchem.com